Exhibit 99.1

Atara Biotherapeutics Announces Second Quarter 2015 Results

South San Francisco, Calif., August 6, 2015 – Atara Biotherapeutics, Inc. (Nasdaq: ATRA), a biopharmaceutical company with a focus on developing innovative therapies for patients with debilitating diseases, today reported financial results for the second quarter ended June 30, 2015.

Second Quarter 2015 Strategic and Operational Highlights

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Licensed from Memorial Sloan Kettering Cancer Center (MSK) exclusive, world-wide rights to three clinical stage, allogeneic T-cell therapies for the treatment of cancers and persistent viral infections.

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Met with the FDA to discuss the design of registration studies for T-lymphocytes activated against Epstein-Barr Virus (EBV-CTL) for the treatment of allogeneic hematopoietic cell transplantation (HCT) patients who have developed EBV-associated post-transplant lymphoproliferative disease (PTLD).  A study design for a second patient population, those with solid organ transplants who develop PTLD, was also discussed.

•	Collaborative partner, MSK, presented clinical data on EBV-CTL after HCT and solid organ transplant (SOT) at the 2015 American Society of Clinical Oncology Annual Meeting.
•	Collaborative partner, MSK, presented clinical data on EBV-CTL after HCT at a clinical trials plenary session at the 2015 American Association for Cancer Research Annual Meeting.
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Continued accrual of patients into our Phase 2 PINTA 745 clinical study in End Stage Renal Disease patients with Protein Energy Wasting and into our Phase 1 dose escalation study of STM 434 in patients with advanced solid tumors, including ovarian cancer.

Second Quarter 2015 Financial Results

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The company reported a net loss of $14.9 million, or $0.62 per share, for the second quarter of 2015, compared to a net loss of $4.5 million, or $3.37 per share, for the second quarter of 2014. The increase in net loss in the second quarter of 2015 was primarily due to higher costs related to expanded clinical research and development activities.

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Total research and development expenses increased to $11.5 million for the second quarter of 2015, compared to $3.2 million for the second quarter of 2014. This increase included a $4.5 million license fee to MSK for the license of our T-cell therapy programs, an increase of $1.4 million for expanded clinical development activities for our molecularly targeted product candidates and pipeline, and a $1.1 million increase in stock-based compensation. We also incurred higher payroll related costs from increased headcount.

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General and administrative expenses increased to $3.6 million for the second quarter of 2015, compared to $1.4 million for the second quarter of 2014. The increase is primarily from a $0.9 million increase in stock-based compensation costs. We also incurred higher payroll-related costs driven by increased headcount and higher costs for legal and other outside services.

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As of June 30, 2015, the company had $155.0 million in cash and cash equivalents and short-term available-for-sale investments. This amount excludes $193.9 million of net proceeds from the sale of 3,980,768 shares of common stock from the Company’s follow on offering in July 2015.

“We achieved important strategic and operational milestones across all of our pipeline product candidates in the second quarter of 2015.” said Isaac Ciechanover, Chief Executive Officer and President of Atara Bio. “The licensing of the MSK t-cell platform and the subsequent discussion with the FDA sets the stage for our first potential pivotal clinical trial in an indication where patients have few therapeutic options.”

In July 2015, we augmented our executive team with the addition of Heather Turner as Vice President and General Counsel.  Heather joins Atara from Orexigen, where she was Senior Vice President, General Counsel and Secretary.  Previously, she worked with Conor Medsystems, LLC and Cooley LLP.

Atara Bio will present at the 2015 Canaccord Genuity Growth Conference at 10:30 a.m. EDT, Wednesday, August 12, 2015 at the InterContinental Boston in Boston, Massachusetts. The live audio webcast of the company presentation will be accessible from the company's investor relations website at http://investors.atarabio.com/events.cfm. Please connect to the website prior to the start of the presentation to ensure adequate time for any software downloads that may be necessary to listen to the webcasts. An archive of the webcasts will be available for at least 30 days following the presentations.

About Atara Biotherapeutics, Inc.

Atara Biotherapeutics, Inc. is a biopharmaceutical company focused on developing innovative therapies for patients with debilitating diseases. Atara Bio’s programs include molecularly targeted product candidates and T-cell product candidates. Molecularly targeted product candidates include PINTA 745, STM 434 and ATA 842, members of the TGF-beta family of proteins that target myostatin and activin, and have demonstrated the potential to have therapeutic benefit in a number of clinical indications. T-cell product candidates include EBV-CTL, CMV-CTL and WT1-CTL.

Forward-Looking Statements

This press release contains or may imply “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Because such statements deal with future events and are based on Atara Bio’s current expectations, they are subject to various risks and uncertainties and actual results, performance or achievements of Atara Bio could differ materially from those described in or implied by the statements in this press release. For example, forward-looking statements include statements regarding the clinical development of the Company’s product candidates, including the Company’s first potential pivotal trial.  These forward-looking statements are subject to other risks and uncertainties, including those discussed under the heading “Risk Factors” in Atara Bio’s registration statement on Form S-1 originally filed with the Securities and Exchange Commission (SEC) on June 29, 2015, as amended, including the documents incorporated by reference therein, and subsequent filings with the SEC. Except as otherwise required by law, Atara Bio disclaims any intention or obligation to update or revise any forward-looking statements, which speak only as of the date hereof, whether as a result of new information, future events or circumstances or otherwise.

INVESTOR & MEDIA CONTACT:

Tina Gullotta

Atara Biotherapeutics, Inc.

650-741-1613

tgullotta@atarabio.com

Atara Biotherapeutics, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands, except share and per share amounts)

	June 30,	December 31,
	2015	2014
Assets
Current assets:
Cash and cash equivalents	$26,190	$21,897
Short-term available-for-sale investments	128,841	82,219
Prepaid expenses and other current assets	5,603	1,910
Total current assets	160,634	106,026
Property and equipment, net	42	48
Other assets	426	48
Total assets	$161,102	$106,122

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,703	$440
Accrued compensation	924	1,225
Income tax payable	1	1
License fee payable to Memorial Sloan Kettering Cancer Center ("MSK")	4,500	—
Other accrued liabilities	4,516	1,058
Total current liabilities	11,644	2,724
Other long-term liabilities	203	216
Total liabilities	11,847	2,940

Stockholders’ equity:
Preferred stock—$0.0001 par value, 20,000,000 shares authorized; none issued and outstanding as of June 30, 2015 and December 31, 2014	—	—
Common stock—$0.0001 par value, 500,000,000 shares authorized; 24,151,734 and 19,692,937 shares issued and outstanding as of June 30, 2015 and December 31, 2014, respectively	2	2
Additional paid-in capital	214,313	144,169
Accumulated other comprehensive loss	(66)	(100)
Accumulated deficit	(64,994)	(40,889)
Total stockholders’ equity	149,255	103,182
Total liabilities and stockholders’ equity	$161,102	$106,122

Atara Biotherapeutics, Inc.

Condensed Consolidated and Combined Statements of Operations and Comprehensive Loss

(Unaudited)

(In thousands, except per share amounts)

	Three months ended		Six months ended
	June 30,		June 30,
	2015	2014	2015	2014
Expenses:
Research and development	$7,007	$2,110	$12,774	$5,091
Research and development costs paid to Amgen	—	1,066	—	1,066
In-process research and development license acquired from MSK	4,500	—	4,500	—
General and administrative	3,601	1,358	7,145	5,454
Total operating expenses	15,108	4,534	24,419	11,611
Loss from operations	(15,108)	(4,534)	(24,419)	(11,611)
Interest and other income	163	23	316	29
Loss before provision for income taxes	(14,945)	(4,511)	(24,103)	(11,582)
Provision (benefit) for income taxes	—	—	2	(22)
Net loss	$(14,945)	$(4,511)	$(24,105)	$(11,560)

Other comprehensive gain (loss), net of tax:
Unrealized gains (losses) on investments	(48)	11	34	—
Other comprehensive gain (loss)	(48)	11	34	—
Comprehensive loss	$(14,993)	$(4,500)	$(24,071)	$(11,560)

Net loss per common share:
Basic and diluted net loss per common share	$(0.62)	$(3.37)	$(1.04)	$(8.89)

Weighted-average common shares outstanding used to calculate basic and diluted net loss per common share	24,224	1,337	23,079	1,300